Saratoga Advantage Trust

INVESTMENT MANAGEMENT AGREEMENT

AGGRESSIVE BALANCED ALLOCATION PORTFOLIO

THIS INVESTMENT MANAGEMENT AGREEMENT is made as of the 29th day of December 2017, by and between the Saratoga Advantage Trust (the “Trust”), on behalf of the Aggressive Balanced Allocation Portfolio, a series of the Trust (the “Fund”), and Saratoga Capital Management, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “Investment Company Act”); and

WHEREAS, the Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.  APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.

2.  DUTIES OF ADVISER.

(a) GENERAL DUTIES. The Adviser shall act as investment adviser to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objectives, policies and limitations of the Fund as set forth in the Fund’s and Trust’s governing documents, including, without limitation: the Trust’s Agreement and Declaration of Trust and By-Laws; the Fund’s prospectus, statement of additional information; and such other limitations, policies and procedures as the Trustees may impose from time to time in writing on the Adviser. The Adviser is authorized to delegate its duties hereunder to one or more sub-advisers pursuant to a written agreement under which the sub-advisers shall furnish the services specified therein to the Adviser or the Fund. In connection with the foregoing, the Adviser is authorized to determine the percentage of the Fund’s assets for which a sub-adviser will have sub-advisory responsibility.

Without limiting the generality of the foregoing, the Adviser shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; and (iii) make recommendations with respect to the hiring, termination and replacement of sub-advisers, if any.

(b) BROKERAGE. The Adviser shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees. In selecting a broker-dealer to execute each particular transaction, the Adviser may take the following into consideration, among other relevant information: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees of the Trust may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Trust. Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations, upon the request of the Trustees to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. Any sub-advisers that the Adviser employs shall be subject to, and be entitled to the benefits of, the provisions of this subsection (b).

3. EXPENSES.

(a)  With respect to the operation of the Fund, the Adviser shall be responsible for providing the personnel, office space and equipment necessary for the Adviser to perform its duties hereunder.

(b)  The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 3(a) above, including but not limited to,: fees and expenses incurred in connection with its organization and offering (which include out-of-pocket, but not overhead or employee costs of the Adviser); marketing and distribution; the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, sub-custodian, registrars, transfer agent, administrator, dividend-paying agents, dividend reinvestment plan agents, portfolio pricing agents, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; governmental fees; with membership in investment company organizations; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Trust’s Board of Trustees that are properly payable by the Fund; salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer, and fees and expenses of members of the Trust’s Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; travel expenses or an appropriate portion thereof of Trustees and officers of the Trust who are directors, officers or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Trust’s Board of Trustees or any committee thereof; costs of shareholders’ meetings; brokerage costs; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund, stock certificates, distribution of dividends or other communications for distribution to existing shareholders; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Trustees; fees and expenses (including legal fees) of registering with the SEC and of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; expenses incurred in connection with liquidating or reorganizing the Fund and litigation; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c) The Adviser may voluntarily absorb certain Fund expenses or waive the Adviser’s own advisory fee.

(d) To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser’s actual costs for providing such services. In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing such services.

4. INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a) In consideration of the Adviser performing its obligations hereunder, the Fund will pay to the Adviser a monthly management fee computed at the annual rate set forth on Schedule A hereto.

(b) The management fee shall be accrued daily by the Fund and paid to the Adviser on the fifth business day of the succeeding month.

(c) If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund and as required under any expense limitation applicable to the Fund.

(e) To the extent that the Adviser defers advisory fees or absorbs operating expenses of the Fund, the Adviser may seek payment of such deferred fees or reimbursement of such absorbed expenses in accordance with the terms of a separate agreement between the parties. Such payment may occur in fiscal or calendar years subsequent to the fiscal or calendar year in which the fee or expense was deferred or absorbed. The waiver or assumption and reimbursement by the Adviser of any expense of the Fund that the Adviser is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Adviser to waive, assume, or reimburse the same or any similar expense of the Fund on any subsequent occasion, unless so required pursuant to a separate agreement between the Fund and the Adviser.

5. NO SHORTING. The Adviser agrees that it will not make short sales of the Fund’s shares of beneficial interest.

6. CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

7. REPORTS AND ACCESS. The Adviser agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

8.    ADVISER’S LIMIT OF LIABILITY AND INDEMNIFICATION. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Fund or for any act or omission or any loss suffered by the Trust, the Fund or any of the Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard of its obligations and duties under this Agreement ("disabling conduct"). The Trust and the Fund will indemnify and hold harmless the Adviser and its shareholders, members, directors, officers and employees (any such person an “Indemnified Party”) against, and hold any Indemnified Party harmless from, any and all losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending any alleged loss, claim, damage, liability or expenses and reasonable counsel fees and expenses in connection therewith), including but not limited to any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct. Indemnification shall be made only upon the happening of one of the following events: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of the Board of Trustees of the Trust who are neither "interested persons" of the Trust nor parties to the proceeding ("disinterested non-party trustees") or (b) an independent legal counsel in a written opinion. The Indemnified Party shall be entitled to advances from the Trust and the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification. The indemnification provided herein will remain in full force and effect regardless of any termination of this Agreement with regard to any claim for indemnification relating to any loss, liability, claim, damage, or expense arising during the term of this Agreement.

9. NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others. The Adviser may act as investment adviser for any other person, and the Adviser shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting.

10. TERM.

(a)  This Agreement shall become effective upon commencement of the Fund’s operations and shall continue for an initial term of two (2) years from such date, unless sooner terminated or continued as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the respective meanings as set forth in section 2(a)(42) and section 2(a)(19) of the Investment Company Act of 1940 (the “Investment Company Act”).

11. TERMINATION; NO ASSIGNMENT.

(a)  This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty when authorized either by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund immediately upon written notice to the Adviser, or by the Adviser upon sixty (60) days’ written notice to the Fund. In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

(b)  This Agreement shall terminate automatically in the event of any, transfer or assignment thereof, as defined in the Investment Company Act.

12. LIMITATION OF LIABILITY OF TRUSTEES. This Agreement is made by the Fund pursuant to authority granted by the Board of Trustees of the Trust, and the obligations created hereby are not binding on any of the Trustees of the Trust or shareholders of the Fund individually, but bind only the property of the Fund.

13. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

14. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

SARATOGA ADVANTAGE TRUST,	Saratoga Capital Management, LLC
on behalf of the Aggressive Balanced Allocation Portfolio

By: /s/ Bruce E. Ventimiglia	By: /s/ Jonathan W. Ventimiglia
Name: Bruce E. Ventimiglia	Name: Jonathan W. Ventimiglia
Title: Chairman, President and	Title: Chief Financial Officer and
Chief Executive Officer	Chief Compliance Officer

SCHEDULE A

To the

Saratoga Advantage Trust Aggressive Balanced Allocation Portfolio

Investment Management Agreement

Saratoga Advantage Trust

Aggressive Balanced Allocation Portfolio

Fee Schedule

In consideration of the Advisor performing its obligations under this Agreement, the Fund will pay to the Advisor a monthly management fee computed at the annual rate of 0.90% of the average daily net assets of the Fund.